EXHIBIT 10.4.1



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                  FIRST AMENDMENT TO COMMERCIAL LEASE AGREEMENT


      THIS FIRST AMENDMENT TO COMMERCIAL LEASE AGREEMENT ("Amendment") dated as of December 1, 2014, is entered into by and between BCP - NOME I, LLC, a Colorado limited liability company ("Landlord"), and STRAINWISE, LLC, a Colorado limited liability company ("Tenant").

                                    Recitals:

A. Landlord and Tenant entered into that certain Commercial Lease Agreement effective April 22, 2014 ("Lease") which pertains to those certain Premises currently consisting of approximately 38,194 square feet of space in the building located at 4800 Nome Street, Denver, Colorado (the "Building"). Initially capitalized terms not otherwise defined herein shall have the same meaning as in the Lease.

B. Landlord and Tenant desire to amend the Lease in the manner set forth herein.

      stocktickerNOW, THEREFORE, for good and valuable consideration, Landlord and Tenant hereby agree as follows:

     1. Term. Section 1 (Term) of the Lease is amended so that the Initial Term expires on April 30, 2024.

     2. Rental. Section 2 (Rental) of the Lease is amended and, commencing December 1, 2014, the Base Monthly Rent is amended as follows:

            December 1, 2014  to    April 30, 2015          $88,615.78 per month

            May 1, 2015       to    April 30, 2016          $90,207.19 per month

            May 1, 2016       to    April 30, 2017          $91,798.61 per month

            May 1, 2017       to    April 30, 2018          $93,390.03 per month

            May 1, 2018       to    April 30, 2019          $94,981.44 per month

            May 1, 2019       to    April 30, 2020          $73,577.98 per month

            May 1, 2020       to    April 30, 2021          $75,169.40 per month

            May 1, 2021       to    April 30, 2022          $76,760.81 per month

            May 1, 2022       to    April 30, 2023          $78,352.23 per month

            May 1, 2023       to    April 30, 2024          $79,943.68 per month

     3. Option to Extend. Paragraph E of Exhibit D (Option to Extend) is amended so that the Minimum Rent that Tenant shall pay to Landlord during the Option Term is as follows:

            May 1, 2024       to    April 30, 2025          $81,535.06 per month

            May 1, 2021       to    April 30, 2026          $83,126.48 per month

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     4.   Advance.  Landlord  has  advanced  $800,000.00  ("Advance")  to Tenant
          concurrently   with  execution  of  this  Amendment  to  pay  for  the
          installation of fixtures within the Leased Premises ("Work"), and Landlord and Tenant have increased the Minimum Rent in exchange for Landlord delivering such funds to Tenant. In no event shall Tenant use any portion of such funds to pay for trade fixtures, equipment, personal property, machinery or other temporary installations in and upon the Leased Premises without Landlord's prior written consent which consent may be withheld at Landlord's sole discretion. Prior to commencement of the Work, Tenant shall provide Landlord with evidence satisfactory to Landlord that Tenant has made financial arrangements to fulfill its obligations to pay for the Work. Landlord's payment of the Advance shall be subject to all of the following items (a) - (d) being completed to Landlord's satisfaction and the Advance shall be
          advanced  by   Landlord   not  later  than  the  30th  day  after  the
          last-to-be-completed item has occurred to Landlord's satisfaction:

          a. Tenant submits to Landlord an affidavit that all payrolls, bills for materials and any equipment and other indebtedness connected with the Work for which Landlord or its property might in any way be responsible, have been paid or otherwise satisfied;

          b. Tenant submits to Landlord any other data, to the extent and in such form as may be designated by Landlord, which establishes the final cost of the Work and the payment or satisfaction of all Tenant's construction obligations, such as receipts, releases and waivers of liens arising out of the Work; and

          c. Tenant has executed such other close-out documents as may be requested by Landlord with respect to the Work, including, but not limited to, final lien waivers.

          d. Any cost of the Work in excess of the Advance shall be paid by Tenant as and when due.

     5. Tenant Improvements and Allowance. Exhibit B (Tenant Improvements and Allowance), including but not limited to Landlord's obligations therein, is hereby deleted in its entirety and no longer of force and effect. The Allowance (in an amount not to exceed $750,000.00) described in Exhibit B and repayment thereof has been incorporated into the Base Monthly Rent set forth in Paragraph 2 above.

     6. Brokers. Tenant has not engaged any broker in connection with the negotiation and/or execution of this Amendment. Tenant will indemnify Landlord against any claim or expense (including, without limitation, attorneys' fees) paid or incurred by Landlord as a result of any claim for commissions or fees by any broker, finder, or agent, whether or not meritorious, employed by it or claiming by, through or under Tenant.

     7. Ratification. If there is any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment govern. The Lease, as hereby amended, is in full force and effect, is hereby ratified and affirmed by the parties, and is binding upon the parties in accordance with its terms.

     8.   Time. Time is of the essence herein.

     9. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which together with constitute one instrument. This Amendment shall



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          not be  effective  unless  and  until the same has been  executed  and delivered by all parties hereto whether in one or more counterparts. Signatures transmitted by facsimile or other static electronic form shall be binding as originals on the parties hereto.









                            [SIGNATURE PAGE FOLLOWS]



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      IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written and it shall be effective upon delivery of a fully executed copy to Tenant.


STRAINWISE, LLLC                          BCP - NOME I, LLC,
a Colorado limited liability company      a Colorado limited liability company

By: /s/ Shawn Phillips                    By:   Brue Capital Partners, LLC,
    ------------------------------              a Colorado limited liability
Name: Shawn Phillips                            company, its Manager

Title: Manager                            By:  /s/ Chad A.Brue
       ------------------------               ----------------------------
             "Tenant"                         Chad A. Brue, Manager
                                                   "Landlord"








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